Exhibit 99.1

NEWS RELEASE

WILLIAMS Industrial Services Group Inc • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Williams Industrial Services Group Announces
Timothy M. Howsman as Chief Financial Officer

IRVING, TX, August 6, 2018 — Williams Industrial Services Group Inc. (“Williams” or “the Company”) (OTC: WLMS), a general and specialty construction services company, announced that Timothy M. Howsman has been appointed Chief Financial Officer of the Company.  Mr. Howsman has served as interim CFO since May 2018 and has been with the Company since August 2014.

During his tenure with the Company, Mr. Howsman has also served as Principal Financial Officer, Chief Accounting Officer and Corporate Controller.  Prior to joining the Company, Mr. Howsman was the Vice President, Controller of Blue Lynx Media, LLC, the accounting shared service center for Tribune Publishing.  In addition, over his 36-year career, Mr. Howsman has held positions of increasing responsibility in operations and financial positions in other businesses, including with Dresser, Inc., an international manufacturing company.  Mr. Howsman began his career as an auditor with Touche Ross & Co.

Tracy Pagliara, President and CEO of Williams, noted, “We are very pleased that Tim has agreed to continue as Chief Financial Officer.  Tim is an essential member of our team and our strategic efforts to grow Williams.  His breadth of operational and accounting experience, and institutional knowledge of the Company, should greatly benefit Williams and its stakeholders.  With this major position filled, we can complete the closure of our Dallas office and establish our headquarters in Atlanta by September 30, 2018, as planned.”

About Williams Industrial Services Group
Williams Industrial Services Group (formerly known as Global Power Equipment Group) has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of general and specialty construction, maintenance and modification, and plant management support services to the nuclear, hydro and fossil power generation, pulp and paper, refining, petrochemical and other process and manufacturing industries.  Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information can be found at www.wisgrp.com.

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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